prina energy

LETTER OF INTENT (LOI)

To:
AIM Exploration Inc.
Suite 200
701 North Green Valley Parkway
Henderson, Nv, 89012

Date: August 07, 2015

Control Number: Saiji/75151/Guru

via Email

Attention: Mr. James Robert Todhunter
Honorable President

Subject: Letter of Intent to Purchase Anthracite Coal.

Dear Sirs,

We, **Prina Energy Private Limited.**, hereby state and represent that it is our corporate intention to purchase the commodity **Anthracite Coal** .This representation is made with full corporate authority and responsibility.

We, **Prina Energy Private Limited.**, hereby confirm with full responsibility that we are willing and able to enter into a long term contract for the purchase of the following commodity as specified below and that funding is available including any import permits needed to fulfil this purchase;

COMMODITY:	**ANTHRACITE COAL**
Origin:	Peru
Long Term Agreement:	60Months
Contract Period:	To be negotiated in good faith.
Total Quantity:	500000MT Annually.
Target Price:	To be negotiated in good faith.
Payment Terms:	The Payment shall be made with a non-transferable, confirmed documentary letter of credit payable for shipment.
Delivery:	CIF
Performance Bond by seller:	2%

SPECIFICATION:

Parameters	**As Received**	**Dry**
Moisture Total %	1.87	-
Ash %	3.55	3.62
Sulfur %	0.41	0.42
Carbon %	90.56	92.29
Hydrogen %	1.07	1.09
Nitrogen %	0.34	0.35
Oxygen %	2.20	2.23
Ultimate Sum	100.00	100.00

Prina Energy Private Limited
Sco 117-118 Sector 17B, Ground Floor, Chandigarh, UT, India, 160017
Telephone: +91 172 402 0001 Facsimile: +91 172 402 0005 Email:corporate@prinaenergy.com

prina energy

BUYER'S INFORMATION

Company Name:	Prina Energy Private Limited.
Address:	Ground Floor Sco 117-118 Sector 17B,
City/Zip:	Chandigarh, UT, 160017
Telephone	+91 172 402 0001
Fax	+ 91 172 402 0005
Country:	India
MD	Mr. Karan Dhaliwal
Email.	corporate@prinaenergy.com
Legal Representative	Mr. Amandeep Singh

BUYER'S BANK COORDINATES

Bank Name:	Kotak Mahindra Bank
Address:	Sco- 364, Sector- 44D
	Chandigarh, 160047, India
Telephone Number	+91 80549 44508
Account Number:	667011003340
Bank Swift Code:	VYSAINBB
Bank Officer's Name	Ms. Manmeet Bedi
Title:	Account Manager

We understand that this letter of intent is a starting point for further negotiations and operates as a framework under which the transaction can proceed.

We look forward to working with your organization on this important business proposal.

Thank you.

Yours Sincerely,

Prina Energy Private Limited

PRINA ENERGY PVT. LTD. CHANDIGARH U.T. 160017 SCO 117-118, SECTOR 17-B

Per.:
Jas Karan Dhaliwal
Managing Director
Chandigarh, India August 07, 2015